UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2024

Presidio Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34049	33-0841255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 471-8536

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Series A Common Stock, $0.01 par value per share	SQFT	The Nasdaq Stock Market LLC

9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	SQFTP	The Nasdaq Stock Market LLC

Series A Common Stock Purchase Warrants to Purchase Shares of Common Stock	SQFTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2024, Presidio Property Trust, Inc. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Zuma Capital Management, LLC (“Zuma”) and certain individuals and entities named on the signature pages thereto (such individuals and entities, collectively and together with Zuma, the “Investor Group,” and the Investor Group, together with the Company, the “Parties”) with respect to the composition of the Company’s Board of Directors (the “Board”), the Company’s 2024 annual meeting of stockholders (including any and all adjournments, postponements, and continuations thereof, the “2024 Annual Meeting”), and certain other matters, as provided in the Cooperation Agreement. Pursuant to the Cooperation Agreement, Zuma has irrevocably withdrawn the letter it submitted notifying the Company of its intent to nominate certain director candidates to the Board at the 2024 Annual Meeting (such letter, as supplemented from time to time, the “Nomination Notice”), and has agreed to cease all solicitation efforts in connection with the 2024 Annual Meeting. The Cooperation Agreement was effective upon its execution and terminates on the date on which results for the Company’s 2026 annual meeting of stockholders (including any and all adjournments, postponements, and continuations thereof, the “2026 Annual Meeting”) are certified; provided, however, that if the Company re-nominates the New Director (as defined below) or any Replacement Appointee (as defined below) at the 2026 Annual Meeting, the termination date of the Cooperation Agreement will be automatically extended until the date that the New Director or any Replacement Appointee, as applicable, is no longer a member of the Board (the “Termination Date”).

Pursuant to the Cooperation Agreement, the Company has increased the size of the Board from six to seven directors and appointed Elena Piliptchak (the “New Director”) as a Class III director to the Board, with an initial term expiring at the 2026 Annual Meeting.

Pursuant to the Cooperation Agreement, the Company has agreed that, during the period from the date of the Cooperation Agreement to the Termination Date, the New Director will be given the same due consideration for membership to each committee of the Board as any other independent director, and within 14 days of the date of the Cooperation Agreement, the New Director will be appointed to at least two (2) of the Board’s committees, including the Nominating and Corporate Governance Committee and that the second committee appointment will be to the Audit Committee, the Compensation Committee, or a newly constituted Strategy Committee; provided that, with respect to such committee appointment(s), the New Director is and continues to remain eligible to serve as a member of such committee pursuant to applicable law, rule, or regulation (including those of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market LLC (“Nasdaq”) which are applicable to such committee.

Pursuant to the Cooperation Agreement, the New Director is entitled to the same director benefits as the other non-employee members of the Board and is required to comply with the Company’s charter, bylaws, committee charters, and corporate governance, ethics, conflict of interest, confidentiality, Regulation FD, stock ownership and trading policies and guidelines and similar corporate governance documents, policies, processes, codes, rules, standards and guidelines in each case as currently in effect and as amended from time to time (collectively, the “Company Policies”).

If the New Director or any Replacement Appointee (as defined below) is unable or unwilling to serve as a director for any reason or resigns or is removed as a director prior to the Termination Date and at such time the Investor Group maintains an aggregate beneficial ownership of at least three percent (3%) of the Company’s then outstanding shares of Series A Common Stock (“Common Stock”), Zuma has the ability to identify and propose a replacement therefor (and will consider in good faith any proposed replacements suggested by the Company), which the Board will, in good faith, accept or reject. If there is a rejection, Zuma will have the right to continue to identify and propose replacement candidates until a replacement is mutually agreed upon by the Company and Zuma (any such replacement, the “Replacement Appointee”) for appointment to the Board. Such Replacement Appointee must (i) be reasonably acceptable to the Board; (ii) be qualified to serve as a member of the Board under all Company Policies and applicable legal and regulatory requirements; (iii) meet the independence requirements with respect to the Company of the listing rules of the Nasdaq and all applicable rules of the SEC; (iv) have complied with the Company’s procedures for new director candidates (including the full completion of a directors’ and officers’ questionnaire, undergoing a customary background check, and participating in interviews with the members of the Nominating and Corporate Governance Committee and/or other members of the Board); (v) have no then existing or past material relationship with any member of the Investor Group or any Affiliate (as defined in the Cooperation Agreement) or Associate (as defined in the Cooperation Agreement) thereof (as determined in good faith by the Board); and (vi) serve on no more than a total of three other public company boards.

Pursuant to the Cooperation Agreement, the Investor Group and its Representatives (as defined in the Cooperation Agreement) have agreed that, until the Termination Date, they will comply with customary standstill restrictions, including, among others, with respect to proxy contests, other activist campaigns, books and records demands, share purchases and related matters, including that the each individual member of the Investor Group, together with their respective Affiliates and Associates, cannot acquire beneficial ownership or economic exposure of shares of the Company’s Common Stock to the extent that such ownership of the Investor Group, in the aggregate (whether beneficial ownership, economic exposure, or a combination thereof), exceeds 8.0% of the Company’s outstanding Common Stock.

In the Cooperation Agreement, each Party has agreed not to threaten or initiate legal proceedings against the other Party or to knowingly encourage, solicit, or assist any person to threaten or initiate legal proceedings against the other Party prior to the Termination Date.

The Cooperation Agreement contains customary mutual non-disparagement provisions which prohibit each Party from making disparaging statements regarding the other Party or its respective Representatives prior to the Termination Date.

Additionally, each member of the Investor Group has agreed to vote, solely on the Company’s proxy, voting instruction, or consent card, all shares of the Company’s Common Stock owned by it or any of its Affiliates or Associates, including shares acquired after the date of the Cooperation Agreement, (i) at the 2024 Annual Meeting in accordance with the Board’s recommendations as set forth in the Company’s definitive proxy statement, and (ii) at any meeting, or any action by written consent, of the Company’s stockholders, that occurs prior to the Termination Date, in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of directors of the Company, and (b) any other proposal submitted to shareholders; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than with respect to the election, removal, and/or replacement of directors), the Investor Group will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Investor Group will be permitted to vote in its sole discretion with respect to any Extraordinary Transaction (as defined in the Cooperation Agreement) submitted for stockholder approval that would result in a change of control of the Company.

Pursuant to the Cooperation Agreement, the Company has agreed to reimburse the Investor Group up to $100,000 for the Investor Group’s reasonably incurred and documented out-of-pocket fees and expenses (including legal fees) incurred in connection with the Investor Group’s investment in the Company, including, but not limited to, the Investor Group’s preparation of the Nomination Notice and negotiation and execution of the Cooperation Agreement and related activities.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety, by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above of this Form 8-K is hereby incorporated herein by reference. Effective May 9, 2024, Elena Piliptchak has been appointed as a Class III member of the Board. Ms. Piliptchak is deemed to qualify as independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable Nasdaq listing standards.

Ms. Piliptchak currently serves as Portfolio Manager for Ouray Capital Management, LLC, a concentrated small-cap equity fund focused on investing in a limited number of under-researched stocks, since founding the company in 2014. Previously, she served as a Senior Investment Professional for Axial Capital Management LLC, a $1.5 billion long-short equity “Tiger Cub” fund, from 2012 to 2014, Portfolio Manager for Tiger Europe Management LLC, a long-short equity “Tiger Cub” fund that she co-founded, from 2008 to 2012, Director for Tiger Europe Master Fund Ltd., a European-focused “Tiger Cub” fund, from 2008 to 2012, and an Analyst for Highfields Capital Management LP, an investment management fund, from 2003 to 2007. Ms. Piliptchak previously served as a member of the Asset Management Committee for the Kansas State University Foundation, a committee dedicated to overseeing university endowment investments, from December 2020 to December 2022. Ms. Piliptchak received an M.B.A. from Harvard Business School and a B.S. in Accounting and Finance from Kansas State University.

Except for the Cooperation Agreement, there is no arrangement or understanding between the Company and Ms. Piliptchak pursuant to which she was appointed to the Board, and there have been no related party transactions between the Company and Ms. Piliptchak that is reportable under Item 404(a) of Regulation S-K.

Ms. Piliptchak will receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s definitive proxy statement, filed with the SEC on May 10, 2024.

Item 7.01. Regulation FD Disclosure.

On May 10, 2024, the Company issued a press release announcing the matters addressed above. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1.

Item 9.01. Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Cooperation Agreement by and between Presidio Property Trust, Inc. and Zuma Capital Management, LLC and the other parties named as signatories thereto, dated May 9, 2024

99.1	Press Release issued by Presidio Property Trust, Inc. dated May 10, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDIO PROPERTY TRUST, INC.

	By:	/s/ Ed Bentzen
	Name:	Ed Bentzen
	Title:	Chief Financial Officer

Dated: May 10, 2024